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                                                                  EXHIBIT 99 (1)

                       [LETTERHEAD OF IKON APPEARS HERE]



     News Release
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     CONTACTS

     Susan G. Gaffney
     Investor Relations
     610-408-7292
     sgaffney@ikon.com
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                     IKON BOARD APPOINTS JAMES J. FORESE
                               PRESIDENT AND CEO

                RICHARD A. JALKUT NAMED NON-EXECUTIVE CHAIRMAN
    FORESE SAYS HE WILL BUILD ON "IKON'S STRONG CUSTOMER BASE AND ITS MANY
                            FUNDAMENTAL STRENGTHS"

     VALLEY FORGE, PENNSYLVANIA - JULY 9, 1998 - IKON Office Solutions (NYSE:
IKN) today announced that its Board of Directors has appointed James J. Forese President and Chief Executive Officer and elected him a member of the Board of Directors, effective immediately. The Board also has named Richard A. Jalkut, currently a Director of the Company, as Non-executive Chairman of the Board. John E. Stuart, 54, who had served as Chairman and Chief Executive Officer, has resigned all his positions with the Company.

          Mr. Forese, 62, has served as Executive Vice President and President of International Operations for IKON since January 1997. He was Executive Vice President and Chief Operating Officer of Alco Standard, IKON's predecessor company, during 1996. Prior to his employment with IKON, Mr. Forese spent 36 years with IBM Corporation in numerous executive positions. He was a senior executive with IBM World Trade Europe/Middle East/Africa and IBM World Trade Americas, where he led the Latin American and Canadian operations. He also served as President of the Office Products Division. In addition, he was Vice President of Finance and, in his last position at IBM, he served as Chairman of IBM Credit

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Corporation and was a Member of IBM's Worldwide Management Council. Mr. Forese
serves on the Board of Directors of Unisource Worldwide Inc., American Management Systems and National Utilities Investor's Corporation. Mr. Forese has a Bachelor's degree from Rensselaer Polytechnic Institute and a Master's degree from the Massachusetts Institute of Technology.

          Richard A. Jalkut, 54, has served as a Director of IKON since 1996 and is a member of the audit, human resources and investment committees. Mr. Jalkut is President and Chief Executive Officer of PathNet, a wireless telecommunications company. He serves on the Board of Directors of Marine Midland Bank and is a member of the Board of Trustees of Boston College. Mr. Jalkut was previously President of NYNEX Telecommunications Group, President of New York Telephone and Chief Executive Officer of New York/New England Telephone.

          "The entire Board strongly supports the appointment of Jim Forese to be IKON's leader," said Mr. Jalkut. "Jim has repeatedly demonstrated leadership and delivered results as he has expanded our international operations. And, in his nearly four decades of experience in the information technology industry, he has gained the respect of peers and competitors alike for his dedication, judgment, and business acumen. We are confident that Jim is the right person to address the challenges facing IKON and to capitalize on its considerable opportunities for growth.

          "At the same time, we wish to acknowledge the contributions made by John Stuart during his tenure. He spearheaded the development of IKON as a public company and its growth into a $5 billion enterprise," Mr. Jalkut added.

          Mr. Forese commented, "In a relatively short period of time IKON has built a powerful foundation in the office solutions industry with three solid operations: business, outsourcing and technology services. Our total solutions offerings around a customer-focused strategy uniquely position IKON in this dynamic and growing industry.

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     "IKON's full potential has not been realized.  Our efforts to acquire numerous local businesses and create a cohesive global network, although successful in many ways, have taken longer and caused more disruption than anticipated. Our goal is to build on IKON's strong customer base and its many fundamental strengths while continuing a disciplined and consistent approach to managing operations and executing our total solutions strategy.

     "Obviously, there is work to be done, but we have a very strong company with an excellent future. I look forward to working with our employees, who are our greatest asset, as well as with the Board and our management team to achieve our common objectives on behalf of shareholders and customers alike," Mr. Forese concluded.

     In addition to the changes announced today, IKON is conducting a detailed operations and financial review. This review will also give Mr. Forese an opportunity to become more familiar with all the Company's operations. IKON expects the review to be completed by the end of July and to thereafter announce its third quarter results in early August, 1998.

     IKON Office Solutions (HTTP://WWW.IKON.COM) is one of the world's leading office technology companies providing customers with total office solutions from copier and printing systems, computer networking and digital document services to copy center management, hardware and software product interfaces and electronic file conversion. With fiscal 1997 revenues of more than $5 billion, IKON Office Solutions has more than 1,100 locations in the U.S., Canada, Mexico, the United Kingdom, France, Germany and Denmark.

     This news release includes information which may constitute forward-looking statements made pursuant to the safe harbor provisions of the federal securities laws. Although IKON believes the expectations contained in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove correct. This information is subject to risk and uncertainties such as those relating to managing an aggressive program to acquire and integrate new companies; conducting activities in a competitive environment; delays, difficulties, management transitions and employment issues associated with its transformation; and general economic conditions. Therefore, actual results may differ materially from the forward-looking statements.